EXHIBIT 99.1

     TO BUSINESS EDITOR:

          Mercury Finance Announces Amended Reorganization Plan

          CHICAGO, Dec. 22 /PRNewswire/ -- Mercury Finance Company (OTC Bulletin Board: MFNNQ) today announced that the Company and the committees representing the creditors, the class action security claimants, and the shareholders in its chapter 11 case have reached an agreement to amend the reorganization plan earlier filed with the court. It is expected that the amended plan will be presented to the court in an amended disclosure statement on December 28, 1998. Assuming court approval of the amended statement, the reorganization plan is expected to be ready for court confirmation hearings in February, 1999.

          "We are pleased that the parties have reached this amended agreement so that the necessary financial restructuring process can move forward," said William A. Brandt, Jr., president and chief executive officer of Mercury. "The amended disclosure statement and the plan of reorganization, if approved by the court, will relieve the Company of the burdens of its present debt structure and will allow current shareholders to get some limited recovery on their investment. A successful restructuring will also provide the Company with a sound financial platform from which to operate the business and seek to return to profitability."

          Under the new agreement, senior lenders would receive 95 percent of the equity of the reorganized company and notes equal to 75 percent of the amounts owed to them. Shareholders would receive five percent of the equity and warrants to purchase additional stock at certain specified prices. Securities claimants would receive cash and the rights from certain litigation claims against third parties made by the Company.

          Mercury has continued its business operations throughout the chapter 11 case. The Company continues to do business from its branch offices nationally and to pay all trade obligations and dealer contracts in the ordinary course without interruption.

          Summary of Terms

          Subject  to  the  approval  by   the  bankruptcy  court,  the  main
     provisions  of  the  amended  disclosure  statement  and   the  plan  of
     reorganization include the following terms:

          -- The Company's senior lenders receive 95 percent of the initial equity in the reorganized company and new secured notes equal to 75 percent of the face value of their claims.

          -- The current shareholders receive five percent of the shares of the new common stock and warrants to purchase an additional
               17.4 percent of the stock. The exercise prices of the warrants, valid for three, four and five years, are expected to be significantly in excess of the initial market price of the new stock.

          -- The class action securities claimants receive $5 million in cash and the right to certain litigation claims against third parties made by the Company.

          This general summary of terms is not meant to be complete. The full text of the Amended Disclosure Statement and Plan of Reorganization will be filed with the U.S. Bankruptcy Court for the Northern District of Illinois.

             "SAFE HARBOR" Statement Under the Securities Litigation Reform Act of 1995: This news release contains certain forward-looking statements pertaining to the outcome of the Company's agreement with certain lenders and other interested parties, the outcome of a chapter 11 case filed in the bankruptcy court, future operations and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders and other interested parties with respect to the plan of reorganization and other documents related thereto, approval by the Bankruptcy Court, objections of third parties, as well as the company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finances receivables, trends in the automobile and finance industries, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

     SOURCE:  Mercury Finance Company12/22/98

          CONTACT:   Jim  Fitzpatrick of  The Dilenschneider  Group, 312-553-
     0700, for Mercury Finance Company (MFNNQ)